EXHIBIT 99.1

Company Contacts:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Mark Hoffman	Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX BOARD AND STOCKHOLDERS AUTHORIZE
REVERSE STOCK SPLIT

FORT LEE, N.J. (July 27, 2004) – Neurologix, Inc. (OTCBB: NLGX), a developer of proprietary gene therapies for treating central nervous system disorders, today announced that on July 23, 2004, its Board approved an amendment and restatement of the Company's Certificate of Incorporation (the “Amendment”) that would effect a reverse stock split of the shares of the common stock at a ratio of 1 for 25, and reduce the Company's number of authorized shares of common stock from 750,000,000 to 60,000,000. On July 26, 2004, stockholders of the Company collectively owning about 59% of the Company's outstanding shares signed a written consent approving the Amendment, the reverse stock split and the reduction of authorized shares.

As of July 22, 2004, Neurologix Inc. had 750,000,000 authorized shares of common stock, with 563,035,840 shares outstanding. After giving effect to the Amendment, the authorized common stock will total 60,000,000 shares, of which approximately 22,500,000 will be outstanding.

More information about the reverse stock split is available in the Company’s preliminary information statement filed with the SEC on July 27, 2004. The Company will mail a definitive information statement to its stockholders in accordance with applicable law. The reverse stock split is expected to be completed in the third quarter of 2004, after compliance with SEC notice requirements.

About Neurologix, Inc.

Neurologix, Inc. is a development stage company, involved in developing treatments for disorders of the brain and central nervous system using gene therapy and other alternative therapies. The Company’s initial development efforts are focused on gene therapy for treating Parkinson’s disease and epilepsy and its core technology, which it refers to as “NLX”, is currently being tested in a Phase I human clinical trial, sponsored by the Company, to treat Parkinson’s disease.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. The Company is a development stage company and there is no assurance that its NLX technology will prove safe or effective in treating disorders of the brain and central nervous system or that it will ever become profitable. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, among other things the factors recited under “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.
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